HUSSMAN INVESTMENT TRUST

AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated this 25st day of June 2019, to the Custody Agreement, is entered into by and between Hussman Investment Trust, an Ohio business trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement, dated July 20, 2000, as amended (the "Custody Agreement"); and

WHEREAS, the parties desire to amend the Custody Agreement to add new funds to Exhibit D, the funds list of the Custody Agreement; and

WHEREAS, Article XV, Section 15.02 allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D shall be superseded and replaced with Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a du!y authorized officer on one or more counterparts as of the date and year first written above.

HUSSMAN INVESTMENT TRUST		U.S. BANK, N.A.

By:	/s/ Mark Seger	By:	/s/ Anita M. Zagrodnik

Printed Name:	Mark J. Seger	Printed Name:	Anita M. Zagrodnik

Title:	Treasurer	Title:	Senior Vice President

EXHIBIT D

to the Custody Agreement

Separate Series of Hussman Investment Trust

Name of Series
Hussman Strategic Growth Fund
Hussman Strategic Total Return Fund
Hussman Strategic Allocation Fund

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